TRACTOR SUPPLY COMPANY REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 FINANCIAL RESULTS; PROVIDES FISCAL YEAR 2025 OUTLOOK

Brentwood, Tenn., January 30, 2025 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today reported financial results for its fourth quarter and fiscal year 2024 ended December 28, 2024. Comparison period per share amounts have been retroactively adjusted to reflect the Company’s 5-for-1 stock split, effective December 20, 2024.

●	Fourth Quarter Net Sales Increased 3.1% with Comparable Store Sales Increase of 0.6% with Strong Comparable Average Transaction Growth of 2.3%
●	Fiscal Year 2024 Net Sales Increased 2.2% with Comparable Store Sales Increase of 0.2%
●	Fourth Quarter Diluted Earnings per Share (“EPS”) of $0.44 and Fiscal Year 2024 Diluted EPS of $2.04
●	Returned More than $1 Billion to Shareholders through Share Repurchases and Dividends
●	Company Provides Fiscal Year 2025 Guidance with Net Sales Growth in the Mid-Single Digits and Diluted EPS Outlook of $2.10 to $2.22

“In 2024, our business performed well in a challenging retail environment, and we made significant progress on our Life Out Here strategy. We achieved numerous milestones during the year, including having about half of our stores in the Project Fusion layout and opening our 10th and largest distribution center. The fundamentals of our business remain strong with ongoing market share gains, record Neighbor’s Club members, digital sales in excess of one billion dollars and high-return new store openings. I extend my sincere gratitude to the more than 50,000 Team Members for their steadfast dedication to upholding our Mission and Values and supporting their communities,” said Hal Lawton, President and Chief Executive Officer of Tractor Supply.

“We enter the back half of the decade with momentum and opportunity. Our existing initiatives are creating value and have continued runway for growth. Our recently announced Life Out Here 2030 strategy represents significant opportunities to continue to gain market share in a growing total addressable market. Our acquisition of Allivet, a leading online pet pharmacy, is a great example of unlocking new opportunities for growth. We expect our 2025 comparable store sales to improve throughout the year as the macro headwinds impacting our business abate. We remain excited about our bright future and are committed to delivering sustained long-term value creation for our shareholders," said Lawton.

Fourth Quarter 2024 Results
Net sales for the fourth quarter of 2024 increased 3.1% to $3.77 billion from $3.66 billion in the fourth quarter of 2023. The increase in net sales was driven by new store openings and growth in comparable store sales. Comparable store sales increased 0.6%, as compared to the fourth quarter of 2023, driven by a comparable average transaction count increase of 2.3%, partially offset by a comparable average ticket decrease of 1.7%. All merchandise categories performed within a relatively tight band. The growth of consumable, usable and edible products was in line with the chain average as positive unit growth was offset by average unit price pressure.

Gross profit increased 2.8% to $1.33 billion from $1.29 billion in the prior year’s fourth quarter, and gross margin decreased 9 basis points to 35.2% from 35.3% in the prior year’s fourth quarter. The Company was lapping its most difficult gross margin comparison with 129 basis-points of expansion in the prior year.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 5.5% to $1.01 billion from $958.8 million in the prior year’s fourth quarter. As a percentage of net sales, SG&A expenses increased 60 basis points to 26.8% from 26.2% in the fourth quarter of 2023. The increase in SG&A as a percent of net sales was primarily attributable to planned growth investments including higher depreciation and the onboarding of a new distribution center and modest deleverage of the Company’s fixed costs given the level of comparable store sales growth. These factors were partially offset by a disciplined focus on productivity, ongoing cost control and modest benefits from the Company’s ongoing sale-leaseback strategy.

Operating income was $318.3 million in the fourth quarter of 2024 compared to $334.2 million in the fourth quarter of 2023.

The effective income tax rate was 21.5% compared to 23.1% in the fourth quarter of 2023.

Net income decreased 4.6% to $236.4 million from $247.9 million. Diluted EPS decreased 3.3% to $0.44 compared to $0.46 in the fourth quarter of 2023.

The Company repurchased approximately 2.7 million shares of its common stock for $154.4 million and paid quarterly cash dividends totaling $117.3 million, returning a total of $271.7 million of capital to shareholders in the fourth quarter of 2024.

The Company opened 26 new Tractor Supply stores and four Petsense by Tractor Supply stores in the fourth quarter of 2024.

Fiscal Year 2024 Results
Net sales for fiscal 2024 increased 2.2% to $14.88 billion from $14.56 billion in fiscal 2023. Comparable store sales increased 0.2% compared to fiscal 2023.
Gross profit increased 3.2% to $5.40 billion from $5.23 billion in fiscal 2023, and gross margin increased 34 basis points to 36.3% from 35.9% in fiscal 2023.

SG&A expenses, including depreciation and amortization, increased 4.8% to $3.93 billion from $3.75 billion in fiscal 2023. As a percent of net sales, SG&A expenses increased 63 basis points to 26.4% from 25.8% in fiscal 2023.

Operating income decreased 0.8% to $1.47 billion compared to $1.48 billion in fiscal 2023.

The effective income tax rate was 22.1% compared to 22.7% in fiscal 2023.

Net income decreased 0.5% to $1.10 billion from $1.11 billion, and diluted EPS increased 1.1% to $2.04 from $2.02 in fiscal 2023.

In fiscal 2024, the Company repurchased approximately 10.6 million shares of its common stock for $560.8 million. The Company also paid quarterly cash dividends totaling $472.5 million during fiscal 2024, returning $1.03 billion of capital to shareholders.

During fiscal 2024, the Company opened 80 new Tractor Supply stores and 11 new Petsense by Tractor Supply stores and closed three Petsense by Tractor Supply stores.

Fiscal Year 2025 Financial Outlook
The Company is providing its financial guidance for fiscal 2025. This outlook is based on what the Company can reasonably predict at this time.

For fiscal 2025, the Company expects the following:

Net Sales	‘+5% to +7%
Comparable Store Sales	‘+1% to +3%
Operating Margin Rate	9.6% to 10.0%
Net Income	$1.12 billion to $1.18 billion
Earnings per Diluted Share	$2.10 to $2.22
Capital Expenditures, Net of Sale Leaseback Proceeds	$650 million to $725 million
Share Repurchases	$525 million to $600 million

The Company’s operating margin outlook reflects 15 to 20 basis points of investments for its Life Out Here 2030 strategic initiatives. Capital plans for 2025 include opening a total of approximately 90 Tractor Supply stores, continuing Project Fusion remodels and garden center transformations, building its 11th distribution center and opening a total of 10 new Petsense by Tractor Supply stores. The fiscal year 2025 guidance includes benefits from the Company’s acquisition of Allivet and ongoing sale-leaseback transactions which the Company anticipates will be in line with the prior year’s transactions.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, January 30, 2025 at 10 a.m. ET. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 293 on the Fortune 500. The Company’s more than 50,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, and Allivet, a leading online pet pharmacy, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of December 28, 2024, the Company operated 2,296 Tractor Supply stores in 49 states and 206 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

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Contacts:
Investors
Mary Winn Pilkington (615) 440-4212
Joseph Underwood (615) 440-4658
investorrelations@tractorsupply.com

Media
Tricia Whittemore (615) 440-4410
corporatecommunications@tractorsupply.com

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding market share gains, value creation, customer trends, new stores and distribution centers, property development plans, return of capital, and financial guidance for 2025, including net sales, comparable store sales, operating margin rates, net income, earnings per diluted share, capital expenditures and plans, share repurchase, and sale-leaseback transactions. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “will,” “would,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 28, 2024. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Year Ended
	December 28, 2024		December 30, 2023		December 28, 2024		December 30, 2023
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$3,773,531	100.00%	$3,659,841	100.00%	$14,883,231	100.00%	$14,555,741	100.00%
Cost of merchandise sold	2,443,901	64.76	2,366,778	64.67	9,486,674	63.74	9,327,522	64.08
Gross profit	1,329,630	35.24	1,293,063	35.33	5,396,557	36.26	5,228,219	35.92
Selling, general and administrative expenses	891,226	23.62	855,554	23.38	3,481,863	23.39	3,356,258	23.06
Depreciation and amortization	120,055	3.18	103,274	2.82	447,162	3.00	393,049	2.70
Operating income	318,349	8.44	334,235	9.13	1,467,532	9.86	1,478,912	10.16
Interest expense, net	17,203	0.46	11,948	0.33	54,592	0.37	46,510	0.32
Income before income taxes	301,146	7.98	322,287	8.80	1,412,940	9.49	1,432,402	9.84
Income tax expense	64,739	1.72	74,384	2.03	311,700	2.09	325,176	2.23
Net income	$236,407	6.26%	$247,903	6.77%	$1,101,240	7.40%	$1,107,226	7.61%

Net income per share:
Basic (a)	$0.44		$0.46		$2.05		$2.03
Diluted (a)	$0.44		$0.46		$2.04		$2.02

Weighted average shares outstanding:
Basic (a)	533,588		540,696		536,949		545,480
Diluted (a)	536,376		544,096		539,652		548,729

Dividends declared per common share outstanding (a)	$0.22		$0.21		$0.88		$0.82

Note: Percent of net sales amounts may not sum to totals due to rounding.
(a) All share and per share information has been adjusted to reflect the five-for-one stock split effective December 20, 2024.

Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net income	$236,407	$247,903	$1,101,240	$1,107,226

Other comprehensive (loss) / income:
Change in fair value of interest rate swaps, net of taxes	(1,333)	(2,499)	(5,576)	(4,482)
Total other comprehensive (loss) / income	(1,333)	(2,499)	(5,576)	(4,482)
Total comprehensive income	$235,074	$245,404	$1,095,664	$1,102,744

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 28, 2024	December 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$251,491	$397,071
Inventories	2,840,177	2,645,854
Prepaid expenses and other current assets	196,614	218,553
Income taxes receivable	21,635	2,461
Total current assets	3,309,917	3,263,939
Property and equipment, net	2,727,436	2,437,184
Operating lease right-of-use assets	3,415,444	3,141,971
Goodwill and other intangible assets	269,520	269,520
Other assets	83,168	75,537
Total assets	$9,805,485	$9,188,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,236,177	$1,179,803
Accrued employee compensation	100,853	91,478
Other accrued expenses	581,971	533,029
Current portion of finance lease liabilities	3,300	3,311
Current portion of operating lease liabilities	396,892	369,461
Total current liabilities	2,319,193	2,177,082
Long-term debt	1,831,969	1,728,964
Finance lease liabilities, less current portion	27,983	31,388
Operating lease liabilities, less current portion	3,164,273	2,902,858
Deferred income taxes	44,320	60,032
Other long-term liabilities	147,413	138,065
Total liabilities	7,535,151	7,038,389

Stockholders’ equity:
Common stock (a)	7,116	7,093
Additional paid-in capital (a)	1,376,532	1,312,772
Treasury stock	(6,025,238)	(5,458,855)
Accumulated other comprehensive income	1,217	6,793
Retained earnings	6,910,707	6,281,959
Total stockholders’ equity	2,270,334	2,149,762
Total liabilities and stockholders’ equity	$9,805,485	$9,188,151

(a) Common stock and Additional paid-in capital balances have been adjusted to reflect the five-for-one stock split effective December 20, 2024.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year Ended
	December 28, 2024	December 30, 2023
Cash flows from operating activities:
Net income	$1,101,240	$1,107,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	447,162	393,049
Gain on disposition of property and equipment	(62,500)	(48,013)
Share-based compensation expense	48,367	57,015
Deferred income taxes	(22,602)	6,172
Change in assets and liabilities:
Inventories	(194,323)	40,872
Prepaid expenses and other current assets	11,484	22,380
Accounts payable	56,374	(218,829)
Accrued employee compensation	9,375	(31,498)
Other accrued expenses	20,917	(13,082)
Income taxes	(19,174)	(11,931)
Other	24,515	30,672
Net cash provided by operating activities	1,420,835	1,334,033
Cash flows from investing activities:
Capital expenditures	(784,047)	(753,883)
Proceeds from sale of property and equipment	140,129	86,504
Proceeds from sale of business assets	—	14,310
Net cash used in investing activities	(643,918)	(653,069)
Cash flows from financing activities:
Borrowings under debt facilities	785,000	1,767,000
Repayments under debt facilities	(685,000)	(1,195,000)
Debt discounts and issuance costs	—	(9,729)
Principal payments under finance lease liabilities	(4,787)	(4,808)
Repurchase of shares to satisfy tax obligations	(23,941)	(24,245)
Repurchase of common stock	(560,634)	(594,390)
Net proceeds from issuance of common stock	39,357	24,397
Cash dividends paid to stockholders	(472,492)	(449,620)
Net cash used in financing activities	(922,497)	(486,395)
Net (decrease)/increase in cash and cash equivalents	(145,580)	194,569
Cash and cash equivalents at beginning of period	397,071	202,502
Cash and cash equivalents at end of period	$251,491	$397,071

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$65,865	$56,315
Income taxes cash paid	351,464	325,222

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$82,324	$60,055
Increase in operating lease liabilities resulting from new or modified right-of-use assets	659,008	628,991
Increase in finance lease liabilities resulting from new or modified right-of-use assets	—	450

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Sales Information:
Comparable store sales increase (decrease)	0.6%	(4.2)%	0.2%	—%
New store sales (% of total sales)	2.0%	4.2%	2.0%	4.5%
Average transaction value	$59.39	$60.48	$60.20	$60.67
Comparable store average transaction value (decrease)/increase (a)	(1.7)%	(1.5)%	(0.6)%	0.4%
Comparable store average transaction count increase	2.3%	(2.7)%	0.8%	(0.4)%
Total selling square footage (000’s)	39,105	38,476	39,105	38,476
Exclusive brands (% of total sales)	29.3%	29.6%	28.6%	28.6%
Imports (% of total sales)	14.8%	14.8%	11.9%	12.2%

Store Count Information:
Tractor Supply
Beginning of period	2,270	2,198	2,216	2,147
New stores opened	26	19	80	70
Stores closed	—	(1)	—	(1)
End of period	2,296	2,216	2,296	2,216
Petsense by Tractor Supply
Beginning of period	205	195	198	186
New stores opened	4	3	11	13
Stores closed	(3)	—	(3)	(1)
End of period	206	198	206	198
Consolidated end of period	2,502	2,414	2,502	2,414

Pre-opening costs (000’s)	$2,865	$2,493	$9,718	$13,178

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,063.7	$1,026.0	$1,063.7	$1,026.0
Inventory turns (annualized)	3.34	3.51	3.30	3.49
Share repurchase program:
Cost (000’s) (c)	$155,909	$111,553	$566,383	$602,947
Average purchase price per share (d)	$56.42	$40.76	$53.03	$43.71

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
(c) Effective January 1, 2023, the Company’s share repurchases are subject to a 1% excise tax as a result of the Inflation Reduction Act of 2022. Excise taxes incurred on share repurchases represent direct costs of the repurchase and are recorded as a part of the cost basis of the shares within treasury stock.
(d) Average purchase price per share amounts adjusted to reflect the 5-for-1 forward stock split effective December 20, 2024.

Note: Comparable store metrics percentages may not sum to total due to rounding.

	Three Months Ended		Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Capital Expenditures (millions):
Existing stores	$74.2	$83.8	$284.0	$330.0
New stores, relocated stores and stores not yet opened	62.4	58.3	241.2	130.6
Information technology	57.7	48.2	153.5	134.6
Distribution center capacity and improvements	50.6	35.8	95.8	156.2
Corporate and other	1.1	1.1	9.5	2.5
Total	$246.0	$227.2	$784.0	$753.9